EXHIBIT 3.1

ARTICLES OF AMENDMENT

ASHFORD HOSPITALITY TRUST, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:
FIRST:    The charter of the Corporation is hereby amended by changing and reclassifying each of the shares of Common Stock (par value $0.01 per share) of the Corporation, which is issued and outstanding at the close of business on the effective date of this amendment, into one-tenth of a share of Common Stock (par value $0.01 per share) and by transferring from the common stock account to the additional paid-in capital account $0.01 with respect to each share which will no longer remain outstanding after this change and reclassification, such change, reclassification and combination to be made as a 1-for-10 reverse stock split, and that no fractional shares of Common Stock will be or remain issued to any stockholder who, after giving effect to such reverse stock split, would otherwise have owned any fraction of a share of Common Stock and, if such reverse stock split would result in a fractional number of shares of Common Stock, such fractional share shall be rounded down to the nearest full share and pay the holder otherwise entitled to such fraction a sum in cash in an amount equal to the relevant percentage of the amount received per share upon the sale in one or more open market transactions of the aggregate of all such fractional shares.

SECOND:    The directors of the Corporation, at a meeting duly noticed and held, adopted and approved the foregoing amendment by the vote required under Maryland law and the charter and bylaws of the Corporation. Pursuant to Section 2-309(e) of the Corporations and Associations Article of the Annotated Code of Maryland, stockholder approval of this charter amendment is not required.

THIRD:    The Corporation has a class of equity securities registered under the Securities Exchange Act of 1934, as amended.

FOURTH:    These Articles of Amendment shall become effective at 11:59 p.m. on July 15, 2020.

IN WITNESS WHEREOF, on this 1st day of July, 2020, the Corporation has caused these Articles of Amendment to be executed and acknowledged in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary; and the President and Chief Executive Officer acknowledges that these Articles of Amendment are the act of the Corporation, and the President and Chief Executive Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ASHFORD HOSPITALITY TRUST, INC. By: /s/ J. Robison Hays III______________ J. Robison Hays III, President and Chief Executive Officer
ATTEST: By: /s/ Robert G. Haiman_______________ Robert G. Haiman, Executive Vice President, General Counsel and Secretary